UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 26, 2017

ZEBRA TECHNOLOGIES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	000-19406	36-2675536
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Overlook Point, Lincolnshire, Illinois	60069
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 847-634-6700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☐

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

Amendment to Credit Agreement

On July 26, 2017, Zebra Technologies Corporation (the “Company”) announced that it had completed a comprehensive debt restructuring by entering into an amended and restated Credit Agreement (the “Amended and Restated Credit Agreement”), by and among the Company, the lenders party thereto, JPMorgan Chase Bank, N.A., as revolving facility administrative agent, tranche A term loan administrative agent and collateral agent, and Morgan Stanley Senior Funding, Inc., as tranche B term loan administrative agent, which amended and restated the Company’s existing credit agreement, dated as of October 27, 2014, as amended by the First Amendment dated as of June 2, 2016 and as further amended by the Second Amendment dated as of December 6, 2016 (the “Existing Credit Agreement”). The Amended and Restated Credit Agreement, among other things, established a new $687.5 million term loan A facility (the “Term Loan A Facility”), repriced and reduced the balance of its existing term loan facility (the “Term Loan B Facility”) and repriced and upsized its existing revolving credit facility from $250 million to $500 million (the “Revolving Credit Facility”).

Revolving Credit Facility

The Revolving Credit Facility includes borrowing capacity available for letters of credit. Drawings under the Revolving Credit Facility are available in U.S. dollars, Canadian dollars, pounds sterling, euros and certain other currencies agreed by the Company and the lenders, and, in the case of letters of credit, certain additional foreign currencies. The amount from time to time available under the Revolving Credit Facility (including in respect of letters of credit) may not exceed the dollar equivalent of $500.0 million. The Revolving Credit Facility will mature on July 27, 2021.

Borrowings under the Revolving Credit Facility initially bear interest at a rate per annum equal to, at the Company’s option, either (1) alternate base rate (“ABR”), plus an applicable margin or (2) London interbank offered rate for U.S. dollars (for the applicable interest period), at all times including statutory reserves and deemed to be not less than 0.75% per annum (“Adjusted LIBOR”), plus an applicable margin. The alternative base rate (“ABR”) is determined by reference to the highest of (a) the Federal Funds Effective Rate plus 0.50%, (b) the rate that The Wall Street Journal from time to time publishes as the “U.S. Prime Rate,” (c) the London interbank offered rate for U.S. dollars (for a one-month interest period), at all times including statutory reserves, plus 1.00% and (d) 1.75%. The applicable margin for borrowings under the Revolving Credit Facility is 0.50%, 0.75%, 1.00% or 1.25% with respect to ABR borrowings and 1.50%, 1.75%, 2.00% or 2.25% with respect to Adjusted LIBOR borrowings, depending on the Company’s total secured net leverage ratio from time to time.

In addition to paying interest on outstanding principal amounts under the Revolving Credit Facility, the Company is required to pay a commitment fee to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder. The initial commitment fee rate is 0.35% per annum. The commitment fee rate will be adjusted to 0.25%, 0.30%, 0.35 or 0.40% depending on the Company’s total secured net leverage ratio from time to time.

The Revolving Credit Facility is required to be prepaid to the extent extensions of credit thereunder exceed the revolving commitments thereunder. The Company may voluntarily repay and re-borrow loans under the Revolving Credit Facility at any time without a premium or penalty, other than customary “breakage” costs with respect to Adjusted LIBOR loans.

The Company’s obligations under the Revolving Credit Facility are unconditionally guaranteed by each of its existing and future material wholly-owned domestic restricted subsidiaries (subject to customary exceptions and other limitations) and, together with obligations under the guarantees, are secured by a first priority security interest in all of the collateral also securing the Term Loan A Facility loans and the Term Loan B Facility loans (subject to customary exceptions and other limitations).

The Revolving Credit Facility requires the Company to comply with financial covenants consisting of (i) a quarterly maximum total net leverage ratio test and (ii) a quarterly minimum consolidated interest coverage ratio test, in each case, that is tested at the end of each fiscal quarter and is applicable to the Revolving Credit Facility and the Term Loan A Facility but, prior to any acceleration of loans and termination of commitments under the Revolving Credit Facility and the Term Loan A Facility, is not applicable to the Term Loan B Facility.

Term Loan A Facility

Borrowings under the Term Loan A Facility bear interest at a rate per annum equal to, at the Company’s option, either (1) ABR, plus an applicable margin or (2) Adjusted LIBOR, plus an applicable margin. The applicable margin with respect to ABR borrowings will initially be 1.00% and will adjust to 0.50%, 0.75%, 1.00% or 1.25% depending on the Company’s total secured net leverage ratio from time to time. The applicable margin with respect to Adjusted LIBOR borrowings will initially be 2.00% and will adjust to 1.50%, 1.75%, 2.00% or 2.25% depending on the Company’s total secured net leverage ratio from time to time.

Term Loan A Facility loans are required to be prepaid, subject to certain exceptions, with:

•	100% of the net cash proceeds of certain asset sales and other dispositions of property by the Company or any of its restricted subsidiaries, subject to step-downs to 50% and 0% depending on the Company’s total secured net leverage ratio from time to time, subject to customary thresholds and reinvestment rights;

•	50% of excess cash flow, subject to step-downs to 25% and 0% depending on the Company’s total secured net leverage ratio from time to time; and

•	100% of the Company’s and its restricted subsidiaries’ net cash proceeds from issuances, offerings or placements of debt obligations not permitted under the Amended and Restated Credit Agreement.

The Company may voluntarily prepay outstanding loans under the Term Loan A Facility at any time subject to customary “breakage” costs with respect to Adjusted LIBOR loans and subject to a prepayment premium in connection with certain repricing events that may occur within twelve months of July 26, 2017. The Company is required to make scheduled quarterly payments of the original principal amount of the Term Loan A Facility loan. For the fiscal quarters ending December 31, 2017 through September 30, 2018, the scheduled quarterly payment will be 1.25% of the original principal amount of the Term Loan A Facility loan. For the fiscal quarters ending December 31, 2018 through September 30, 2020, the scheduled quarterly payment will be 1.875% of the original principal amount of the Term Loan A Facility loan. For the fiscal quarters ending December 31, 2020 through June 30, 2021, the scheduled quarterly payment will be 2.50% of the original principal amount of the Term Loan A Facility loan. The outstanding principal balance of the Term Loan A Facility loan will be due on July 27, 2021.

The Company’s obligations under the Term Loan A Facility are unconditionally guaranteed by each of its existing and future material wholly-owned domestic restricted subsidiaries (subject to customary exceptions and other limitations) and, together with obligations under the guarantees, are secured by a perfected security interest in substantially all of the Company’s and the guarantors’ U.S. assets (subject to customary exceptions and other limitations), in each case, now owned or later acquired, including a pledge of all of the capital stock of substantially all of the Company’s material wholly-owned domestic restricted subsidiaries (with customary exceptions and other limitations) and 65% of the capital stock of certain of the Company’s material foreign restricted subsidiaries.

The Term Loan A Facility requires the Company to comply with financial covenants consisting of (i) a quarterly maximum total net leverage ratio test and (ii) a quarterly minimum consolidated interest coverage ratio test, in each case, that is tested at the end of each fiscal quarter and is applicable to the Revolving Credit Facility and the Term Loan A Facility but, prior to any acceleration of loans and termination of commitments under the Revolving Credit Facility and the Term Loan A Facility, is not applicable to the Term Loan B Facility.

Term Loan B Facility

The Amended and Restated Credit Agreement, among other things, (1) reduced the interest rate (a) for Term Loan B Facility loans that are Eurocurrency Loans from 2.50% plus Adjusted LIBOR to 2.00% plus Adjusted LIBOR and retained the LIBOR “floor” of 0.75% for Eurocurrency Loans that are term loans, and (b) for ABR loans from (x) 1.50% plus ABR to (y) 1.00% plus the ABR; and (2) added a prepayment premium equal to 1% of the aggregate principal amount of Term Loan B Facility loans prepaid or repriced on or prior to six months after July 26, 2017 in connection with any refinancing or repricing of term loans resulting in a lower effective all-in yield, subject to certain customary exceptions. The other terms of the Term Loan B Facility, including a maturity date of October 27, 2021, remain unchanged from the terms under the Existing Credit Agreement.

Incremental Facilities

The Company has the right at any time to request incremental term and/or revolving commitments up to (1) $500.0 million, plus (2) all voluntary prepayments, debt buybacks, repurchases, redemptions and certain other retirements and payments by the Company of loans under the Term Loan A Facility, the Term Loan B Facility and certain other types of indebtedness incurred by the Company and voluntary permanent commitment reductions under the Revolving Credit Facility, plus (3) an unlimited additional amount so long as such amount at such time could be incurred without causing the consolidated total secured net leverage ratio on a pro forma basis to exceed 3.00 to 1.00. The lenders under the Term Loan A Facility, the Term Loan B Facility and the Revolving Credit Facility are not under any obligation to provide any such incremental commitments or loans and any such addition of or increase in commitments or loans are subject to certain customary conditions precedent.

The Amended and Restated Credit Agreement provides for negative covenants that, among other things and subject to certain significant exceptions, limit the Company’s ability and the ability of its restricted subsidiaries to:

•	incur indebtedness, make guarantees or engage in hedging arrangements;

•	incur liens or engage in sale-leaseback transactions;

•	make investments, loans and acquisitions;

•	merge, liquidate or dissolve;

•	sell assets, including capital stock of the Company’s subsidiaries;

•	pay dividends on the Company’s capital stock or redeem, repurchase or retire its capital stock;

•	alter the business the Company conducts;

•	amend, prepay, redeem or purchase subordinated debt; and

•	enter into agreements limiting subsidiary dividends and distributions.

The Amended and Restated Credit Agreement also contains certain customary representations and warranties, affirmative covenants and events of default (including, among others, an event of default upon a change of control). If an event of default occurs (subject to certain exceptions, including with respect to any breach of a financial covenant), the lenders under the Term Loan A Facility, the Term Loan B Facility and the Revolving Credit Facility, respectively, are entitled to take various actions, including the acceleration of amounts due under the Term Loan A Facility, the Term Loan B Facility and the Revolving Credit Facility, respectively, and all actions permitted to be taken by a secured creditor under applicable law.

The foregoing description of the Amended and Restated Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement. A copy of the Amended and Restated Credit Agreement will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended July 1, 2017.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above in Item 1.01 is incorporated by reference herein.

Item 8.01 Other Items.

The Company issued a press release on July 26, 2017 announcing completion of the comprehensive debt restructuring. A copy of the press release is filed as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)    Exhibits. The following Exhibit is being furnished herewith:

Exhibit Number	Description
99.1	Press release dated July 26, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZEBRA TECHNOLOGIES CORPORATION

Date: August 1, 2017	By:	/s/ Jim L. Kaput
	Name:	Jim L. Kaput
	Title:	SVP, General Counsel and Corporate Secretary

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated July 26, 2017.